Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the terms and provisions of the capital stock of Enhabit, Inc. (the “Company,” “we,” “our” and “us”), and is qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”), each of which is filed as an exhibit to this Annual Report on Form 10-K, and applicable provisions of the Delaware General Corporation Law (the “DGCL”).
Authorized Capital Stock
Our authorized capital stock consists of:
•    200,000,000 shares of common stock, par value $0.01 per share; and
•    1,500,000 shares of preferred stock, par value $0.10 per share, in one or more series.
All outstanding shares of our common stock are fully paid and nonassessable. No shares of our preferred stock are issued and outstanding.
Common Stock
Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights.
Dividend Rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose.
Liquidation Rights. If there is a liquidation, dissolution or winding-up of our company, holders of our common stock are entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.
Other Matters. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our Certificate of Incorporation, our board of directors is authorized, subject to limitations prescribed by the DGCL and by our Certificate of Incorporation, to issue up to 1.5 million shares of preferred stock in one or more series without further action by the holders of our common stock. Our board of directors has the discretion, subject to limitations prescribed by the DGCL and by our Certificate of Incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
Provisions of the DGCL and our Certificate of Incorporation and Bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors.
Business Combinations with Interested Stockholders
We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Approval of Certain Business Combinations; Supermajority Voting
Our Certificate of Incorporation provides that the affirmative vote of the holders of at least two-thirds of the total voting power of the then-outstanding shares of voting stock is required for the adoption or authorization of certain business combinations with any entity that is the beneficial owner, directly or indirectly, of more than twenty percent (20%) of our outstanding shares of voting stock, unless specific requirements set forth in the Certificate of Incorporation are met.
Amending Our Certificate of Incorporation and Bylaws
Our Certificate of Incorporation provides that the affirmative vote of the holders of at least two-thirds of the total voting power of the then-outstanding shares of voting stock is required to amend certain provisions relating to the calling of special meetings of stockholders, certain business combinations and amendments to the Certificate of Incorporation.
Our Bylaws provide that the Bylaws may be amended by either our board of directors or by the affirmative vote of holders of a majority of the voting power of the then-outstanding shares of voting stock.
Size of Board and Vacancies
Our Bylaws provide that the number of directors on our board of directors is fixed exclusively by our board of directors. Any vacancies on our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, whether or not less than a quorum, or by a sole remaining director. Our Bylaws provide that any director appointed to fill a vacancy on our board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.
Special Stockholder Meetings
Our Certificate of Incorporation provides that special meetings of stockholders may be called only by the board of directors by resolution adopted by a majority of the whole board of directors or in writing by the holders of at least 20% of the outstanding shares of our common stock entitled to vote in elections of directors.
Advance Notice Procedures for Stockholder Nominations and Proposals
Our Bylaws mandate that stockholder nominations for the election of directors are given in accordance with the Bylaws. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, as well as minimum qualification requirements for stockholders making the proposals or nominations.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.
Undesignated Preferred Stock
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company by making such attempts more difficult or more costly and may adversely affect the voting and other rights of the holders of our common stock.
Exclusive Forum
Our Bylaws provide that, unless the board of directors otherwise determines, the state courts located within the State of Delaware or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or our stockholders, any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine.
In addition, our Bylaws further provide that, unless the board of directors otherwise determines, the federal district courts of the United States of America shall be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. The exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Although the exclusive forum provision applies, to the extent permitted by law, to Securities Act claims, the Securities Act creates concurrent federal and state jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this exclusive forum provision with respect to a Securities Act claim. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Listing
Our shares of common stock are listed on the NYSE under the symbol “EHAB.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
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